Exhibit 99 (c) (3)

NOVEMBER 4, 2005
Project Rocket
Confidential	Presentation to the Special Committee

*              Certain confidential material contained on four pages within the document has been omitted and filed separately with the Securities and Exchange Commission ("SEC"), pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Los Angeles   New York   Chicago   San Francisco   Washington D.C.   Minneapolis   Dallas   Atlanta   London   Paris

Houlihan Lokey Howard & Zukin
Project Rocket

Table of Contents

Executive Summary
Transaction Overview
Employment Agreements
Valuation Methodologies and Summary

Appendices
Detailed Valuation Analyses
Synopses of Comparable Public Companies

Executive Summary

BACKGROUND

•                  We understand that Project Rocket (the “Company”), a publicly traded company listed on the American Stock Exchange, is considering a transaction pursuant to which Lindsay, Goldberg & Bessemer (or an affiliate thereof, “Lindsay Goldberg”) will acquire the shares of the Company through a share exchange transaction.   Immediately prior to the exchange for all other shareholders, where such other shareholders will receive cash, certain current members of the Company’s senior management will exchange shares they own in the Company for shares in the successor entity, and immediately following the exchange will own approximately 6.9% of the holding company (which is approximately equal to their ownership interest in the Company), and will have the ability to earn an additional 5% based on meeting certain performance hurdles.

•                  Pursuant to the proposed Agreement and Plan of Share Exchange (the “Exchange Agreement”), Lindsay Goldberg intends to purchase all of the outstanding common stock of the Company through an exchange, whereby each issued and outstanding share of common stock of the Company shall be transferred to Lindsay Goldberg in exchange for the right to receive $21.75 in cash per share (the “Consideration”).   Such transaction and other related transactions are referred to collectively herein as the “Transaction”.

•                  The Company has formed a special committee (the “Special Committee”) of its Board of Directors to consider certain matters relating to the Transaction.  Houlihan Lokey Howard & Zukin, Inc. (“Houlihan Lokey”) has been retained by the Company on behalf of, and will report solely to, the Special Committee to render a written opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by the Company’s shareholders in connection with the Transaction.

DUE DILIGENCE

•                  In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

•                  reviewed the Company’s Annual Reports on Form 10-K for the fiscal years ended 2002, 2003 and 2004 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2005;

•                  reviewed various state regulatory filings related to the Company’s rate case applications, including its Form 8-K filing dated March 17, 2005 containing the Texas’ Administrative Law Judge’s Proposal for Decision to the Public Utilities Commission of Texas (“PUCT”); and the subsequent Order issued by the PUCT dated August 5, 2005;

•                  held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects, projected operations and performance of the Company;

•                  reviewed the financial information prepared by the Company’s management, which was included and certified in the November 3, 2005 letter provided to Houlihan Lokey by William West and Celia Page, including the adjusted financial results for the twelve month period ended June 30, 2005, and certain forecasts and projections with respect to the years ending December 31, 2005 through December 31, 2009;

•                  reviewed copies of the Transaction documents, including i) the draft Exchange Agreement (dated October 28, 2005);  ii) the Retainer Agreement and Restricted Stock Agreement between the Company and David W. Pruitt; (iii) the Employment Agreement with William L. West; (iv) the Restricted Stock Agreements between the Company and each of Ulen A. North, Jr., Celia B. Page, Sammy C. Prough, and Ronald W. Lyon; (v) the Rollover Agreement by and among the Holding Company and certain of the Company’s management shareholders; and (vi) the Principal Shareholder Agreement by and among the Holding Company and certain of the Company’s shareholders;

•                  reviewed certain publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices, transaction multiples and premiums paid in other transactions that we consider similar to the Transaction; and

•                  conducted such other such studies, analyses, and inquiries as we have deemed appropriate.

SCOPE OF OPINION

•                  Houlihan Lokey has not been engaged to initiate any discussions with, or solicit any indications from, third parties with respect to the Transaction or any alternatives to the Transaction.

•                  In addition to the standard language in our Opinion, we will specifically provide that we did not address:

•                  The underlying business decision of the Special Committee, the Company, its security holders or any other party to proceed with or effect the Transaction

•                  The fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the Opinion

•                  The relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage

•                  The degree to which the amount and nature of the compensation from the Transaction benefits any individual officers, directors, employees or class of such persons, relative to the benefits to the shareholders of the Company

•                  The tax or legal consequences of the Transaction to either the Company, its security holders, or any other party

•                  Whether any security holder should vote in favor of or tender their shares in connection with the Transaction

LIMITING FACTORS AND OTHER ASSUMPTIONS

•                  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

•                  We have relied upon and assumed, without independent verification, that the adjusted financial statements and the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the current and future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since June 30, 2005.

•                  We have further assumed that all governmental and regulatory consents and approvals that are required to consummate the Transaction by FERC pursuant to the Power Act, the SEC under the 1935 Act and the applicable state public utility commissions (as defined in the Exchange Agreement) will be obtained without undue delay and in such a way as to not adversely affect the economics of the Transaction to the Buyer.

•                  We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it.

•                  We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company.  Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

•                  We have assumed that financing will be available as contemplated in order to effect a timely closing of the Transaction.

Transaction Overview

BACKGROUND TO THE TRANSACTION

•                  Over the last four years, the Company’s Board of Directors has considered numerous different strategic alternatives to maximize stockholder value including mergers, acquisitions, asset sales, debt financings and equity offerings; none of which, other than the proposed transaction with Lindsay Goldberg, resulted in an offer to acquire all the securities or assets of the Company.

•                  2001 – 2003:  The Company entered into letters of intent with two different parties to sell its transmission system. Neither of these transactions closed.  The Company subsequently retained an investment bank to assist it in refinancing the transmission system through a sale-leaseback transaction, and held discussions with a number of financial institutions regarding the ability to refinance its debt. None of these discussions were successful.

•                  2003 – 2004:  The Company held discussions with various prospective equity investors and investment bankers regarding a potential private equity placement, as well as a potential public equity offering.  None of these discussions led to any substantive negotiations, largely due to the regulatory uncertainty arising out of the pending PUCT proceedings relating to the Company’s rates.

•                  August 2004:  The Company entered into a confidentiality agreement with a private equity firm regarding a potential leveraged buyout.  Negotiations and due diligence activities ensued.

•                  March 2005:  The Administrative Law Judge in the Company’s rate case before the PUCT recommended that the Company’s rates be decreased.  The private equity investor advised the Company that as a result of that determination, it did not have an interest in proceeding with a transaction.

•                  May 2005:  An initial meeting was held between the Company and Lindsay Goldberg to discuss general terms of a possible transaction.

•                  June 2005:  The Company entered into an exclusivity agreement with Lindsay Goldberg.

•                  July 2005:  The Board of Directors established the Special Committee, and the Special Committee engaged financial and legal advisors.

•                  August 2005:  Lindsay Goldberg submitted a preliminary proposal to the Special Committee on August 3, 2005, which included an estimated acquisition price in the range of $20 - $21 per share.  The Company’s share price closed that day at $19.00 per share.

•                  August 2005:  The Company announced a delay in the filing of its report on Form 10-Q for the quarter ended June 30, 2005, and disclosed that due to an income tax matter under review, the Company had an estimated $1.6 million in additional expenses for the period.  The Company subsequently announced it would amend and restate its financial statements for the quarter ended March 31, 2005 and the full year ended December 31, 2004.  The Company stated that it expected additional income tax expense of $0.5 million for the quarter ended March 31, 2005 and $1.9 million for the year ended December 31, 2005.  The Company’s share price closed at $17.49 per share.

•                  September 2005:  The Special Committee held a meeting on September 16, 2005 by teleconference, at which it authorized its legal counsel to communicate its desire to pursue discussions with Lindsay Goldberg at an equity value of $27 per share.  The Company’s share price closed that day at $16.70 per share.

•                  September 2005:  Subsequently, the Special Committee met with Lindsay Goldberg and agreed upon an equity valuation for the Company of approximately $39.2 million (approximately $22.59 per share) as the basis for continuing discussions, completion of diligence and documentation, and negotiation of other terms and provisions (including the ability to respond to unsolicited offers).

•                  September 2005:  The Company was served with a lawsuit alleging failure by the Company to pay the former members of the Cooperative their share of unallocated patronage capital at the time of the conversion to an Investor Owned Utility (“IOU”).

•                  October 2005:  The Company filed its report on Form 10-Q for the quarter ended June 30, 2005, and its amended and restated reports on Form 10-QA for the quarter ended March 31, 2005 and on Form 10-KA for the year ended December 31, 2004.  The share price closed at $14.71 per share.

•                  October 2005:  The Company was served a lawsuit filed by its former Chief Financial Officer, who’s employment had been terminated in April 2005, alleging a breach of employment contract.  The Company’s share price closed at the end of the month at $13.70 per share.

•                  November 2005:  Lindsay Goldberg completed due diligence, and the Special Committee and Lindsay Goldberg finalized all remaining issues on documentation.  However, based on further due diligence performed on three recently filed pending lawsuits (including the September class action suit described above, a recent EEOC/discrimination claim, and a wrongful termination claim brought by the Company’s former Chief Financial Officer), as well as additional due diligence performed on certain outstanding loan guarantees at one of the Company’s subsidiaries (further described on page 12 of this presentation), the previously agreed upon purchase price was reduced by approximately 3.7% to $21.75 per share.

TRANSACTION STRUCTURE AND TERMS OVERVIEW

The Special Committee and Lindsay Goldberg have negotiated and finalized the structure and terms of the Transaction.  Below is a summary of material terms of the Exchange Agreement:

•                  Transaction Structure: Share exchange offer pursuant to which share ownership will convert to the right to receive the Exchange Price and an affiliate of Lindsay Goldberg will receive all outstanding shares

•                  Exchange Price: $21.75 cash per share for common equity (including shares outstanding and all options, restricted shares and awards)

•                  Termination Fee: $1 million (approximately 2.6% of aggregate Transaction equity value and 0.6% of aggregate Transaction enterprise value).  In general, to trigger termination fee, the Board has to withdraw support of the Transaction, or the Transaction must be voted down.  In certain cases, such payment is further conditioned on entering into a transaction with another party.

•                  Expense Reimbursement: Up to $2 million of out-of-pocket cost actually incurred (not subject to a cap if the Exchange Agreement is terminated as a result of a Company breach of representation, warranty or covenant).  In general, to trigger expense reimbursement, the Board has to withdraw support of the Transaction, or the Transaction must be voted down. In certain cases, such payment is further conditioned on entering into a transaction with another party.  No reimbursement is due if PUCT does not approve, or if the shareholders reject and prior to that time, no other bidder has emerged.

•                  Termination Provisions: The Exchange Agreement can be terminated prior to the closing date by:

•                  mutual written consent of the Company and Lindsay Goldberg;

•                  either party if the Transaction has not been consummated by June 30, 2006 (subject to certain extensions for regulatory matters);

•                  either party if a court or other governmental body issues an order against or otherwise prohibits the Transaction;

•                  either party if the Company stockholders do not vote in favor of the Transaction;

•                  either party if the PUCT issues an order determining the Transaction is not in the public’s interest;

•                  either party if the other party breaches its representations, warranties or convenants;

•                  Lindsay Goldberg, if the Company’s Board or Special Committee withdraws or modifies its approval or recommendation of the Transaction, or does not reaffirm its recommendation upon request.

•                  The Company, if it receives a Superior Company Proposal, and certain other conditions are met

•                  Non-Solicitation and Confidentiality Provisions:  The Company is unable to solicit proposals, but is able, in general, to respond to unsolicited written proposals meeting certain requirements and has the right to terminate the Exchange Agreement (and pay termination fee) if the Company accepts a superior proposal.  This right continues until Shareholder approval is received.  The Company is obligated to call and hold a special meeting to vote on the Transaction, even if it withdraws its recommendation.  The Company cannot withdraw its recommendation to the Trust unless the Agreement has been terminated.

•                  Voting Agreement: The Principal Shareholders are required to sign, concurrent with execution of the Exchange Agreement, a Principal Shareholder Agreement to grant irrevocable proxy to Lindsay Goldberg to vote in favor of the Transaction.  In the event of termination, each of the Principal Shareholders shall pay in certain circumstances to Lindsay Goldberg an amount equal to 50% of that Shareholder’s profit of any alternative transaction that is consummated with 270 days of termination.

•                  Conditions to Signing:

•      Board approval of Transaction

•      Concurrent execution of Principal Shareholder and Rollover Agreements by the Principal Shareholders

•      Concurrent execution of employment contracts by the Company’s CEO and other officers.

TRANSACTION STRUCTURE AND TERMS OVERVIEW

•      Material Conditions to Close:

•                  Final Order from the Federal Energy Regulatory Commission (“FERC”) that the Company’s transmission subsidiary, NewCorp Resources Electric Cooperative, Inc. (“NewCorp”) will remain subject to FERC jurisdiction as a public utility under Part II of the Power Act, approving the Exchange and the NewCorp financing.

•                  Other applicable regulatory approvals, including PUCT and Utility Franchise approvals.

•                  Company shareholder approval (Texas corp, so required vote is 2/3rds of shares outstanding, not shares voted)

•                  Absence of Material Adverse Change, including a material reduction in the revenue requirement approved by the PUCT Order dated August 5, 2005

•                  NewCorp Obligations:  NewCorp must deliver evidence that it does not have any third party obligations or guaranties outstanding (the Company currently has executed guarantees for several Real Estate Limited Partnerships in the amount of $5.2 million)

•                  Financing: NewCorp must have secured a revolving line of credit in the amount of $15 million (a commitment letter for the facility has been received).

CURRENT SHARE OWNERSHIP

•                  As the Company is a Texas Corporation, the required shareholder vote for approval of the Transaction is 2/3rds of total shares outstanding (versus shares voted).

•                  Approximately 36% of the Company’s total shares are held by directors or officers of the Company, or in a shareholder trust (the “Trust”) that was established in 2002 upon the Company’s conversion to an investor-owned utility.  Although the original Trust documents provide for a “fiduciary out”, the Trust entered into a voting agreement whereby 100% of the shares held by the Trust are to be voted in accordance with the Board’s recommendation.

•                  The total voting shares outstanding as of April 29, 2005 that were held by either the Trust or the Company’s directors, officers and employees are outlined below. Shareholder approval will require the affirmative vote of approximately 47.6% of outstanding shares not held by these shareholders listed below.

Voteable Shares held by the Trust, Directors and Officers*

Trust Shares	324,308	19.7%

Directors	78,900	4.8%

Officers	196,780	11.9%

Total Shares	599,988	36.4%

*From the DEF 14A filed on 4/29/2005

Employment Agreements

WILLIAM WEST

To effect the Transaction with Lindsay Goldberg, the Company’s current President – Mr. William West – is required to execute a new Employment Contract that supercedes his existing employment contract.  The material terms of both his existing and new contracts are described below.

	Existing Contract	New Contract
Title	President	President and CEO

Term of Employment	One-year term, with automatic annual one- year extensions	Five-year term, with automatic annual three-year extensions

Annual Compensation	$236,946 plus bonuses, fees and deferred compensation approved by the Board.(1)	$236,946 plus bonuses, fees and deferred compensation approved by the Board. All terms of existing employment arrangement, including customary employee benefits remain the same.

Restricted Share Grant	Grant of $456,541 in restricted stock, which is 100% vested.	Grant of $402,309 in restricted stock, subject to both time and performance-specific vesting schedule. *

(1)  Increased from $185,000 in June of 2005.

*              Certain confidential material contained on this page has been omitted and filed separately with the SEC, pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act.

	Existing Contract	New Contract
Retention Bonus	N/A	$401,917 (plus an additional payment of $536,151 to cover income tax on bonus and restricted share) payable the day after closing

Term of Non-compete	24 months after termination of employment	30 months after termination of employment

Right to Terminate Agreement	Yes, for “good cause” as defined, termination without good cause creates obligation for Company to pay current salary and benefits for a period of one year

Yes, for “good cause” (as defined to include willful failure to perform duties; dishonesty; conviction of a felony or certain misdemeanors; or gross negligence or willful misconduct.) Termination without good cause, or by West for “good reason”, creates an obligation for the Company to pay 2.5x salary, plus all amounts due for the remainder of the calendar year.

Change in Control	Six times salary, plus the higher of either the bonus awarded the previous year or 50% of base salary, equal to approximately $1.8 million in total.	None – Existing rights are waived unless the Share Exchange is not completed.

DAVID PRUITT

David Pruitt, the Company’s current Chief Executive Officer, who will retire from the Company post-Transaction, is entering into a Retainer Agreement that supercedes his existing employment contract, and a Restricted Stock Agreement that amends this Retainer Agreement.  The material terms of both his existing and new agreements are described below.

	Existing Contract	New Contract
Title	Co-Chairman of the Board & CEO	Senior Advisor to the Company, and Co-Chairman of the Board

Term of Employment	10 years from original date (1992). The contract is automatically extended for 3 years starting after 8th anniversary (2000).	Five-year term. However, may be terminated (under conditions set forth in the Restricted Stock Agreement) by the Company with 30 days notice.

Annual Compensation	$221,941 plus bonuses, fees and deferred compensation approved by the Board.

$228,000 plus expenses and certain benefits, including club memberships, retirement benefits and life insurance, as well as customary board fees paid to outside directors, and continued participation in the Company’s Supplemental Executive Deferred Compensation Retirement Plan.

	Existing Contract	New Contract
Retention Bonus	N/A	None

Restricted Share Grant	$1,751,000 and $228,283 in restricted stock was awarded in 2003 and 2004, respectively. The 2004 grant is 100% vested, while the remaining 50% related to the 2003 grant vests in 2005.	Grant of $1,184,037 in restricted stock, subject to performance-specific vesting schedule. * Going forward, future stock options and grants will be awarded comparable with that of the CEO.

Term of Non-compete		November 11, 2010 (change by Restricted Stock Agreement)

Right to Terminate Agreement	Yes, for “good cause” as defined.

Yes, for “good cause” (as defined to include willful failure to perform duties; dishonesty; conviction of a felony or certain misdemeanors; or gross negligence or willful misconduct.) Termination without good cause, creates an obligation for the Company to pay a lump sum of $35,000 for each month remaining under the term of the Agreement. All retirement and life insurance benefits will remain in place.

Change in Control	Six times salary, plus the higher of the bonus awarded the previous year or 50% of base salary	None

*              Certain confidential material contained on this page has been omitted and filed separately with the SEC, pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act.

RESTRICTED STOCK AGREEMENTS AND RETENTION BONUSES

	Restricted Stock Agreement	Retention Bonus
Ronald Lyon VP, General Counsel, Secretary	Grant of $625,705 in restricted stock, subject to both time and performance-specific vesting schedule. *	$163,760 (plus an additional amount equal to $526,310 to cover income tax on bonus and restricted share) payable the day after closing

Celia Page VP, Chief Accounting Officer, Treasurer and Controller	Grant of $369,344 in restricted stock, subject to both time and performance-specific vesting schedule. *	None

*              Certain confidential material contained on this page has been omitted and filed separately with the SEC, pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act.

	Restricted Stock Agreement	Retention Bonus
Sam Prough Chief Operating Officer	Grant of $378,802 in restricted stock, subject to both time and performance-specific vesting schedule. *	None

Ulen North Executive VP	Grant of $642,489 in restricted stock, subject to both time and performance-specific vesting schedule. *	None

*              Certain confidential material contained on this page has been omitted and filed separately with the SEC, pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act.

CHANGE IN CONTROL PROVISIONS

In connection with the proposed Transaction, all of the Company’s primary executives are agreeing to forfeit their rights to change in control payments outlined under their existing employment agreements.  These payments are detailed below.

	Description	Amount
David Pruitt Co-Chairman of the Board	Six times salary, plus the higher of the bonus awarded the previous year or 50% of base salary	$2.6 million

William West President and CEO	Six times salary, plus the higher of the bonus awarded the previous year or 50% of base salary	$1.8 million

Ulen North Executive VP	Six times salary, plus the higher of the bonus awarded the previous year or 50% of base salary	$1.4 million

Sam Prough Chief Operating Officer	Six times salary, plus the higher of the bonus awarded the previous year or 50% of base salary	$0.8 million

Celia Page VP, Chief Accounting Officer, Treasurer and Controller	Six times salary, plus the higher of the bonus awarded the previous year or 50% of base salary	$0.8 million

Ronald Lyon VP, General Counsel, Secretary	Six times salary, plus the higher of the bonus awarded the previous year or 50% of base salary	$1.7 million

	Total	$9.1 million

Valuation Methodologies and Summary

HISTORICAL FINANCIAL RESULTS – UNADJUSTED

				Latest
	FY Ended December 31,			12 Mos. Ended	6 Mos. Ended	6 Mos. Ended
$000s	2002	2003	2004	6/30/2005	6/30/2004	6/30/2005

Revenues	74,637	82,844	82,624	78,576	43,120	39,071

Cost of Purchased Power	36,433	36,578	40,032	40,396	18,486	18,850

Gross Profit	38,204	46,266	42,592	38,180	24,634	20,221

Operating Expenses:
Operations & Maintenance	7,327	10,135	10,331	11,161	4,779	5,609
General & Administrative	7,144	4,639	7,518	9,328	2,980	4,790
Stock Compensation	—	2,133	4,925	7,522	1,677	4,274
Depreciation & Amortization	5,834	6,719	7,416	8,041	3,303	3,928
Property Taxes	1,367	1,345	1,925	1,309	1,559	944
Other Operating Expenses	202	326	258	341	128	211

Total Operating Expenses	21,874	25,297	32,373	37,702	14,426	19,755

Operating Income	16,330	20,969	10,219	477	10,208	466

Interest (Expense)	(7,403)	(8,047)	(7,983)	(6,950)	(4,200)	(3,167)
Interest and Other Income (Expense)	263	413	1,057	1,075	267	286

Pretax Income (Loss)	9,190	13,335	3,293	(5,398)	6,275	(2,415)

Income Taxes (Credit)	414	2,137	(2,140)	(3,323)	1,183	1

Net Income (Loss)	8,776	11,198	5,433	(2,075)	5,092	(2,416)

Depreciation/Amortization	5,834	6,719	7,416	8,041	3,303	3,928
Capital Expenditures	1,517	5,209	4,583	4,098	1,393	908

EBITDA (Exc. Stock Comp Expense)	$22,164	$29,821	$22,560	$16,041	$15,188	$8,668

EBIT (Exc. Stock Comp Expense)	$16,330	$23,102	$15,144	$7,999	$11,885	$4,741

HISTORICAL FINANCIAL RESULTS – ADJUSTED

		Latest
	FYE	12 Mos. Ended
$000s	2004	6/30/2005

Revenues	$82,624	$78,576
Less: One-Time Regulatory Surcharge (1)	(92)
Less: Prior Period NCR True-Up (2)	(5,692)	(3,192)
Less: Pre-OATT Normalization (3)	(947)	—
Less: Residential Late Fee Income (4)	(483)	(286)
Less: Non-Recurring Other Income (5)	(195)	(195)
Less: Pro Forma Rate Reduction (6)	(1,325)	(1,325)
Add: Unbilled Revenue (7)	701	701
Adjusted Revenues	74,591	74,279

Cost of Purchased Power	40,032	40,396
PCR Over collection (8)	(3,074)	(3,074)
Less: Adjusted Cost of Purchased Power	36,958	37,322

Gross Profit	37,633	36,957
Gross Margin	50.5%	49.8%

Less: Total Operating Expenses	(32,373)	(37,702)
Add: Stock Compensation Expense (9)	4,925	7,522
Add: Non-Recurring Expenses (10)	1,052	1,493
Add: Depreciation & Amortization	7,416	8,041
Less: Property Tax Adjustmenet (11)	—	(600)
Add: Associated Organizations Income (12)	540	540
Add: Recurring Rental Income (13)	250	250

Adjusted EBITDA	$19,443	16,501
EBITDA Margin	23.5%	21.0%

Less: Depreciation & Amortization	(7,416)	(8,041)

Adjusted EBIT	$12,027	$8,459
EBIT Margin	14.6%	10.8%

Less: Interest Expense	(7,983)	(6,950)
Add: Extraordinary Interest Expense (14)	2,197	1,427

Adjusted Pre-Tax Income	6,241	2,936

Less: Income Tax @ 34% (15)	2,122	998

Adjusted Net Income	$4,119	$1,938
Net Income Margin	5.0%	2.5%

Notes:

(1)                                 Eliminates impact of accrual for non-recurring rate case cost recovery.

(2)                                 Eliminates recognition in current period revenue of collection from customers of prior period power costs.

(3)                                 Adjusts 1Q2004 to assume the OATT (effective April 2004), was effective the entire year.

(4)                                 Eliminates amounts of residential late fee income which are not allowed pursuant to PUCT rules and subject to refund.

(5)                                 Eliminates non-recurring insurance payback amounts.

(6)                                 Per PUCT decision 8/5/05 rates reduced $1.325mm.

(7)                                 Reversal of prior period unbilled revenue charge.

(8)                                 Eliminates non-recurring charge to power costs in 2004 / LTM for over collection and increases 2003 costs to reflect such over collection in 2002 and 2003 (50% each year per management).

(9)                                 Non-recurring, extraordinary compensation expense, subject to cash bonus add-back in note below.

(10)                          Non-recurring expenses for vehicle maintenance, public relations and legal.

(11)                          Property tax accrual reversal.

(12)                          Declared patronage capital has been $478k, $530k and $530k in past three years. No credit is given for accreted balances.

(13)                          Per page F-19 of Form 10-K, expected recurring rental stream on owned headquarters. Income has been $286k, $258k and $294k in past three years. Past bid on property of $1.5 million.

(14)                          Adjusted to exclude non-recurring Beal Bank loan interest, conversion & fees.

(15)                          Assumes full-taxpayer status of both CRE and NCR; NOL separately valued. 34% federal + 2.97% net TX Franchise tax.

PROJECTED FINANCIAL RESULTS

	Projected	Projected	Projected	Projected
	2006	2007	2008	2009

Revenue	$75,468	$76,600	$77,749	$78,915
Cost of Power	37,882	38,450	39,027	39,612

Gross Profit	37,586	38,150	38,722	39,303

Transmission Cost
O & M	11,328	11,498	11,671	11,846
G & A	9,813	9,960	10,109	10,261

Tax other than FIT	1,939	1,968	1,997	2,027
Total Operating Expenses	23,080	23,426	23,777	24,134

EBITDA	$14,506	$14,724	$14,945	$15,169

Depreciation	8,162	8,284	8,408	8,534

EBIT	$6,345	$6,440	$6,536	$6,634

HISTORICAL BALANCE SHEET

$000s	12/31/03	12/31/04	03/31/05	06/30/05
Assets
Current Assets:
Cash & Equivalents	$26,339	$20,968	$13,714	$12,092
Accounts Receivable	8,871	7,770	7,126	7,838
Other Current Assets	2,837	5,431	5,591	3,946
Total Current Assets	38,047	34,169	26,431	23,876

Utility plant, net
Distribution Facilities	179,250	184,713	—	—
Transmission Facilities	69,051	65,792	—	—
General Facilities	9,045	9,816	—	—
Less: Accum. Depreciation	(105,349)	(111,466)	—	—
Construction work in progress	165	506	—	—
Net Fixed Assets	152,162	149,361	148,308	147,943

Investments and Notes Receivable	10,045	11,004	10,943	10,176
Nonutility Property, net	1,545	1,227	1,220	1,213
Regulatory and Other Assets	1,190	3,926	4,010	4,180
Total Assets	$202,989	$199,687	$190,912	$187,388

Liabilities & Stockholders’ Equity
Current Liabilities:
Current Portion of Long-Term Debt	$18,823	$10,005	$3,414	$3,423
Accounts Payable	5,680	11,802	8,786	6,848
Accrued, Other and Regulatory Liabilities	4,464	3,202	3,790	4,266
Total Current Liabilities	28,967	25,009	15,990	14,538

Long-Term Debt, Net of Current
Mortgage Notes	143,188	133,873	133,199	132,346
Note Payable and Other Capital Leases	184	159	150	137
Deferred Credits	3,677	5,294	5,602	5,678
Total Liabilities	$176,016	$164,335	$154,941	$152,699

Net Stockholders’ Equity	26,973	35,352	35,971	34,689

Total Liabilities & Stockholders’ Equity	$202,989	$199,687	$190,912	$187,388

Total Debt/Market Cap	4.36	3.55	3.53	4.62
Total Debt/Book Value	6.01	4.07	3.80	3.92

PRICE / VOLUME GRAPH

RELATIVE PRICE GRAPH

OVERVIEW OF METHODOLOGIES

Houlihan Lokey’s analysis of the potential valuation of Cap Rock was conducted using three widely accepted methodologies.

•                  DISCOUNTED CASH FLOW APPROACH

•                  This approach focuses on the income-generating capacity of the business by measuring the present worth of the net economic benefit (i.e. income or cash flow) to be received over the life of the asset.  The steps followed in applying this approach include estimating the expected after-tax cash flows and discounting these after-tax cash flows to present value.

•                  COMPARABLE COMPANY (MARKET MULTIPLE) APPROACH

•                  This approach involved the multiplication of trailing and forward earnings by appropriate risk-adjusted multiples.  Multiples were determined through an analysis of certain publicly traded companies, which were selected on the basis of operational and economic similarity with the principal business operations of Cap Rock.  Earnings multiples were calculated for the comparable companies based upon trading prices, and a comparative risk analysis between Cap Rock and public companies formed the basis for the selection of appropriate risk-adjusted multiples.

•                  COMPARABLE TRANSACTION APPROACH

•                  This approach also involves a multiple of earnings.  We applied the trailing earnings multiple for the comparable transactions to Cap Rock estimated fiscal year 2005 earnings.  Multiples utilized in this approach are determined through an analysis of transactions involving controlling interest in companies with operations similar to Cap Rocks business operations.  The multiple, therefore, incorporates a control premium.

VALUATION ANALYSIS SUMMARY

Summary of Valuation Indications

($ in millions, except per share values)

	Current
	Share Price	Market Approach		Transaction Approach		DCF Approach
	at 11/2/2005	Low	High	Low	High	Low	High	Transaction

Indicative Equity Value	$23.1	$20.3	$26.0	$25.3	$31.0	$24.3	$26.0	$37.7
Fully Diluted Shares Outstanding	1.7	1.7	1.7	1.7	1.7	1.7	1.7	1.7
Implied Per Share Value	$13.35	$11.72	$14.97	$14.61	$17.86	$14.03	$14.97	$21.75

PUBLIC MARKET VS. IMPLIED TRANSACTION MULTIPLES

(figures in millions expect per share data)

	Current Market		Transaction
	Valuation		Valuation

Price Per Share (11/02/2005)	$13.35		$21.75
Common Share Equivalents	1.7		1.7
Equity Value	$23.1		$37.7
Add: Preferred Stock (1)	—		—
Add: Total Debt (1)	135.9		135.9
Less: NOL	(2.0)		(2.0)
Less: Cash (1)	(12.1)		(12.1)
Total Enterprise Value	$145.0		$159.5

TEV / LTM Revenue	2.0	x	2.1	x
TEV / LTM EBITDA	9.0	x	9.7	x
TEV / LTM EBIT	18.1	x	18.9	x

		Implied
Premium Analysis (2)	Price	Premium
Current Price	$13.35	62.9%
30-day Average	$14.34	51.7%
60-day Average	$15.84	37.3%
180-day Average	$19.44	11.9%
1-year Average	$23.15	-6.0%

(1) As of June 30, 2005

(2) Pricing as of November 2, 2005

VALUATION SUMMARY

figures in 000s

		Notes	Low	High

Implied Utility Value		(1)	$147,500	$152,500

Excess Cash		(2)	7,092	7,092
Tax Refund		(3)	1,400	1,400
United Fuel Note		(4)	800	800
Real Estate Partnership Note		(5)	286	286
Rate Case Costs Recovery		(6)	2,470	2,470
Lamar Litigation		(7)	—	633
Tax Assets		(8)	1,980	1,980
Cash Tax Liability		(9)	(533)	(533)
Customer Refunds Due		(10)	(1,779)	(1,779)
NOV Claims		(11)	(318)	(318)
Severance Litigation		(12)	(175)	(175)
Unfunded Benefit Obligations		(13)	—	—

Implied Enterprise Value			$158,723	$164,356

Less: Debt			135,906	135,906

Implied Equity Value			$22,817	$28,451

Fully Diluted Shares Outstanding at 6/30/05			1,733	1,733
Implied Value Per Share			$13.17	$16.42

LGB Stated Equity Value			$37,696
Current Share Count			1,733
Implied Value Per Share			$21.75

Cap Rock Trading Price as of November 2	$13.35

Notes:

(1)                                 Includes value of building and associated organizations income.

(2)                                 B/S cash less assumed $5 million minimum operating cash.

(3)                                 $2 million received in April 2005, with the balance of $1.4 million expected later in 2005.

(4)                                 Initial $500k payment received May 2005, balance of $800k plus accrued interest at 6% to be paid beginning May 2006. Value reflected at balance sheet value.

(5)                                 $286k note receivable due to sale of LP interest in real estate partnerships, maturity 2009, with a 4.5% interest rate. Value reflected at balance sheet value.

(6)                                 NPV of $2.8mm ordered reimbursed over 3 years per PUCT 8/5/05 rate order, plus NPV of assumed $1mm future cost collection award for costs not billed in time for last rate order.

(7)                                 Claim for $1.7 million in cancellation fees plus costs as a result of Lamar Electric Cooperative acquisition termination. Trial expected 4Q2005. Low case reflects loss, high case weights settle vs. net win.

(8)                                 Calculated based on post-restatement NOL balances and assuming NewCorp subsidiary is a taxable entity per Company.

(9)                                 Estimated state cash tax liability assumes NewCorp is deemed a taxable entity from formation; amount per tax advice.

(10)                          Amounts remaining to be refunded to customers for excess collection of purchase power costs and transfer of CCN (regulatory surcharge).

(11)                          $1.3 million recommended in September 2004 PUCT NOVs for fines and customer refunds. The Company feels strongly and that it will ultimately prevail on fines given the facts of the case. The Company intends to make $1.04 million customer refunds, of which $723k is already included in note 10, above.

(12)                          Former CFO pending severence litigation. Liability assumed at value for comp not paid from April 5 verbal dismissal to May 4 written termination (7,500 shares plus salary, accrued vacation, etc.). Former CFO assumed terminated for cause, so no deduction for 2x salary claim.

(13)                          Unfunded benefit obligations estimated at $4.078 million at 12/31/04, which are assumed allowed in rates as prudently incurred costs as/when funded - therefore, no value adjustment.

VALUATION IMPACT OF A HYPOTHETICAL RATE INCREASE

•                  It is anticipated that post-transaction, the Company will receive additional capital from its new shareholders to reduce its debt levels from its current relatively high levels.  As a result of this potential improvement in its capital structure (and resulting higher level of equity capitalization) and other matters, the Company could have the potential opportunity to present an increased rate case to the regulatory authorities.

•                  The Company has represented that it would not be unreasonable to assume it could be able to seek a rate increase of up to $5,000,000 in incremental annual revenues beginning in 2007, which, if it were to be successful, could impact the Company’s theoretical valuation by up to approximately $11.00 to $12.40 per share.  As reflected in the analysis below, and on the following pages, approximately 43% - 78% of the value of this theoretical “upside” opportunity is already captured in the proposed Transaction. It is important to note that any such change in rates would be subject to significant regulatory approval (thereby creating substantial uncertainty as to the amount and timing of any such increase), and there can be no guarantee that a rate increase would be granted.

	Low		High
Transaction value, per share	$21.75	-	$21.75
Estimated value range, per share (1)	$13.17	-	$16.42
Implied premium paid, per share	$8.58	-	$5.33
Hypothetical rate case impact, per share (2)	$10.95	-	$12.39
Implied percentage captured in premium	78%	-	43%

(1) See “Valuation Summary” for detail.

(2) See page entitled “Valuation Summary - With Rate Change” for detail.

VALUATION SUMMARY – WITH HYPOTHETICAL RATE INCREASE

figures in 000s

	Notes	Low	High

Implied Utility Value	(1)	$165,000	$172,500

Excess Cash	(2)	7,092	7,092
Tax Refund	(3)	1,400	1,400
United Fuel Note	(4)	800	800
Real Estate Partnership Note	(5)	286	286
Rate Case Costs Recovery	(6)	2,421	2,421
Lamar Litigation	(7)	—	633
Tax Assets	(8)	3,507	3,507
Cash Tax Liability	(9)	(533)	(533)
Customer Refunds Due	(10)	(1,779)	(1,779)
NOV Claims	(11)	(318)	(318)
Severance Litigation	(12)	(175)	(175)
Unfunded Benefit Obligations	(13)	—	—

Implied Enterprise Value		$177,701	$185,835

Less: Debt		135,906	135,906

Implied Equity Value		$41,796	$49,929

Fully Diluted Shares Outstanding at 6/30/05		1,733	1,733
Implied Value Per Share		$24.12	$28.81

Notes

(1)	Includes value of revenue stream from building leases, and income from associated organizations.
(2)	B/S cash less assumed $5 million minimum operating cash.
(3)	$2 million received in April 2005, with the balance of $1.4 million expected later in 2005.
(4)	Initial $500k payment received May 2005, balance of $800k plus accrued interest at 6%
to be paid beginning May 2006. Value reflected at balance sheet value.
(5)	$286k note receivable due to sale of LP interest in real estate partnerships, maturity 2009, with a 4.5% interest rate. Value reflected at balance sheet value.
(6)	NPV of $2.8mm ordered reimbursed over 3 years per PUCT 8/5/05 rate order, plus NPV of assumed $1mm future cost collection award for costs not billed in time for last rate order.
(7)	Claim for $1.7 million in cancellation fees plus costs as a result of Lamar Electric Cooperative acquisition termination. Trial expected 4Q2005. Low case reflects loss, high case weights settle vs. net win.
(8)	Calculated based on post-restatement NOL balances and assuming NewCorp subsidiary is a taxable entity per Company.
(9)	Estimated state cash tax liability assumes NewCorp is deemed a taxable entity from formation; amount per Company
(10)	Amounts remaining to be refunded to customers for excess collection of purchase power costs and transfer of CCN (regulatory surcharge).
(11)	$1.3 million recommended in September 2004 PUCT NOVs for fines and customer refunds.
The Company feels strongly and that it will ultimately prevail on fines given the facts of the case.
The Company intends to make $1.04 million customer refunds, of which $723k is already included in note 10, above.
(12)	Former CFO pending severence litigation. Liability assumed at value for comp not paid from April 5 verbal dismissal to May 4 written termination (7,500 shares plus salary, accrued vacation, etc.). Former CFO assumed terminated for cause, so no deduction for 2x salary claim.
(13)	Unfunded benefit obligations estimated at $4.078 million at 12/31/04, which are assumed allowed in rates as prudently incurred costs as/when funded - therefore, no value adjustment.

SUMMARY OF VALUATION APPROACHES

$000s

Approach	Low	High

Market Multiple - Historical	$145,000	$150,000
Transactions Multiple - Historical	$150,000	$155,000
Discounted Cash Flow - Stand Alone	$149,000	$150,000

Selected Utility Value	$147,500	$152,500

Market Multiple - Rate Base	$165,000	$175,000
Discounted Cash Flow	$165,000	$170,000

Selected Utility Value (with Hypothetical Rate Increase)	$165,000	$172,500

MARKET APPROACH SUMMARY

$000s

	LTM Rep	Selected	Total	Preferred	Indicated
LTM (6/30/05)	Level	Multiple Range	Debt	Stock	Enterprise Value Range

EBITDA	$16,501	7.25x — 7.50x			$119,600	—	$123,800
Add: NPV of Below Market Debt (1)					9,500	—	9,500
					$129,100	—	$133,300

EBIT	$8,459	13.50x — 14.50x			$114,200	—	$122,700
Add: NPV of Below Market Debt (1)					9,500		9,500
					$123,700	—	$132,200

Net Income	$1,938	16.00x — 16.50x	$135,906	$0	$166,900	—	$167,900

Selected Enterprise Value Range					$145,000	—	$150,000

Notes:

(1) Post-tax NPV of difference between market rate and Cap Rock interest expense over life of low rate CFC debt.

TRANSACTION APPROACH SUMMARY

$000s

	LTM Rep	Selected	Total	Preferred	Indicated
LTM (6/30/05)	Level	Multiple Range	Debt	Stock	Enterprise Value Range

EBITDA	$16,501	8.50x — 9.00x			$140,300	—	$148,500
Add: NPV of Below Market Debt (1)					9,500	—	9,500
					$149,800	—	$158,000

EBIT	$8,459	15.00x — 15.50x			$126,900	—	$131,100
Add: NPV of Below Market Debt (1)					9,500	—	9,500
					$136,400	—	$140,600

Net Income	$1,938	13.00x — 14.00x	$135,906	$0	$161,100	—	$163,000

Selected Enterprise Value Range					$155,000	—	$160,000

Less: Change of Control Consideration					($4,600)		($4,600)
Concluded Enterprise Value Range					$150,000	—	$155,000

Notes:

(1) Post-tax NPV of difference between market rate and Cap Rock interest expense over life of low rate CFC debt.

DISCOUNTED CASH FLOW SUMMARY

(figures in thousands)

	Projected FYE December 31
	12/31/2005 (1)	12/31/2006	12/31/2007	12/31/2008	12/31/2009
Projected EBIT	$3,125.4	$6,344.6	$6,439.8	$6,536.4	$6,634.4
Add: Revenue Increase from Rate Case	—	—	—	—	—
Add: Associated Organizations Income	270.0	545.4	550.9	556.4	561.9
Add: Rental Income	125.0	252.5	255.0	257.6	260.2
Adjusted EBIT	3,520.4	7,142.5	7,245.7	7,350.3	7,456.5
Less: Interest Expense	(3,241.9)	(6,419.0)	(6,419.0)	(6,419.0)	(6,419.0)
Less: Taxes (2)	(94.7)	(246.0)	(281.1)	(316.6)	(352.7)
Net Income	183.8	477.5	545.6	614.7	684.7
Less: Debt Amortization	(82.8)	—	—	—	—
Less: Capital Expenditures	(2,915.5)	(4,845.0)	(4,941.9)	(5,040.7)	(5,141.6)
Add: Depreciation and Amortization	4,020.5	8,161.6	8,284.0	8,408.3	8,534.4
Total Net Investment	1,022.2	3,316.6	3,342.1	3,367.6	3,392.9
Net Debt-Free Cash Flow:	1,206.1	3,794.1	3,887.7	3,982.2	4,077.6
Discount Period	0.25	1.00	2.00	3.00	4.00
Discount Factor @ 14.50%	0.97	0.87	0.76	0.67	0.58
Present Value of Net Debt-Free Cash Flows	1,165.9	3,313.6	2,965.4	2,652.8	2,372.4

Sum of Present Value of Net Debt-Free Cash Flow	$18,520.2

Sensitivity Analysis: Equity Value

	Terminal Multiple
		15.25x	15.75x	16.25x	16.75x	17.25x
	13.50%	$18,616	$18,810	$19,004	$19,197	$19,391
Discount	14.00%	$18,380	$18,570	$18,759	$18,949	$19,139
Rate	14.50%	$18,148	$18,334	$18,520	$18,706	$18,893
	15.00%	$17,921	$18,103	$18,286	$18,468	$18,651
	15.50%	$17,698	$17,877	$18,056	$18,235	$18,414

Selected Equity Value Range	18,100	—	18,900

Current Debt	135,906		135,906
Implied Enterprise Value Range	154,000	—	155,000

Less: Change of Control Consideration	(4,600)		(4,600)
Concluded Enterprise Value Range	149,000	—	150,000

(1) Represents estimated September - December 2005 based on pro-rating FY 2005 projections.

(2) Taxes calculated as follows:

	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009
Adjusted EBIT	$3,520.4	$7,142.5	$7,245.7	$7,350.3	$7,456.5
Less: Interest Expense	(3,241.9)	(6,419.0)	(6,419.0)	(6,419.0)	(6,419.0)
EBT	278.5	723.5	826.7	931.3	1,037.5
Tax @ 34.0%	94.7	246.0	281.1	316.6	352.7

DCF Assumptions

Discount Rate	14.50%
Tax Rate	34.0%

Terminal Value Assumptions

Terminal Net Income 2009	$684.7
Terminal Multiple	16.25x
Terminal Value	11,127.1
Discount Period	4.50
Discount Factor	0.54
PV of Terminal Value	6,050.0

Distribution of Value

Period Cash Flow	67.3%
Terminal Cash Flow	32.7%
Total	100.0%

MARKET MULTIPLE SUMMARY (WITH HYPOTHETICAL RATE INCREASE)

		Selected		Total	Preferred	Indicated
Theoretical Earnings	Rep Level	Multiple Range		Debt	Stock	Enterprise Value Range

EBITDA	$20,300	7.25x — 7.50	x			$147,200	—	$152,200
Add: NPV of Below Market Debt (1)						8,200	—	8,200
						$155,400	—	$160,400

EBIT	$12,258	13.50x — 14.50x				$165,500	—	$177,700
Add: NPV of Below Market Debt (1)						8,200	—	8,200
						$173,700	—	$185,900

Net Income	$4,809	16.00x — 16.50x		$100,008	$0	$177,000	—	$179,400

Selected Enterprise Value Range						$170,000	—	$180,000

Less: Change of Control Consideration						($4,600)		($4,600)
Concluded Enterprise Value Range						$165,000	—	$175,000

Notes:

(1) Post-tax NPV of difference between market rate and Cap Rock interest expense over life of low rate CFC debt.

DISCOUNTED CASH FLOW SUMMARY (WITH HYPOTHETICAL RATE INCREASE)

(figures in thousands)

	Projected FYE December 31
	12/31/2005 (1)	12/31/2006	12/31/2007	12/31/2008	12/31/2009
Projected EBIT	$3,125.4	$6,344.6	$6,439.8	$6,536.4	$6,634.4
Add: Revenue Increase from Rate Case	—	—	5,000.0	5,075.0	5,151.1
Add: Associated Organizations Income	270.0	545.4	550.9	556.4	561.9
Add: Rental Income	125.0	252.5	255.0	257.6	260.2
Adjusted EBIT	3,520.4	7,142.5	12,245.7	12,425.3	12,607.6
Less: Interest Expense	(3,241.9)	(5,333.3)	(4,971.4)	(4,971.4)	(4,971.4)
Less: Taxes(2)	(94.7)	(615.1)	(2,473.3)	(2,534.3)	(2,596.3)
Net Income	183.8	1,194.1	4,801.0	4,919.6	5,039.9
Less: Debt Amortization	(82.8)	(37,190.5)	—	—	—
Add: Equity Investment	—	30,000.0	—	—	—
Less: Equity Return		(2,745.0)	(3,660.0)	(3,660.0)	(3,660.0)
Less: Capital Expenditures	(2,915.5)	(4,845.0)	(4,941.9)	(5,040.7)	(5,141.6)
Add: Depreciation and Amortization	4,020.5	8,161.6	8,284.0	8,408.3	8,534.4
Total Net Investment	1,022.2	(6,618.8)	(317.9)	(292.4)	(267.1)
Net Debt-Free Cash Flow:	1,206.1	(5,424.7)	4,483.2	4,627.2	4,772.8
Discount Period	0.25	1.00	2.00	3.00	4.00
Discount Factor @ 13.40%	0.97	0.88	0.78	0.69	0.60
Present Value of Net Debt-Free Cash Flows	1,168.7	(4,783.7)	3,486.3	3,173.0	2,886.2

Sum of Present Value of Net Debt-Free Cash Flow	$35,401.8

Sensitivity Analysis: Equity Value

		Terminal Multiple
		15.25x	15.75x	16.25x	16.75x	17.25x
	12.40%	$33,834	$35,323	$36,812	$38,301	$39,790
	12.90%	$33,179	$34,639	$36,099	$37,558	$39,018
Discount	13.40%	$32,540%	$33,971	$35,402	$36,833	$38,264
Rate	13.90%	$31,915%	$33,318	$34,721	$36,124	$37,527
	14.40%	$31,306	$32,681	$34,057	$35,432	$36,808

Selected Equity Value Range	33,300	—	37,600

Current Debt	135,906		135,906
Implied Enterprise Value Range	169,000	—	174,000

Less: Change of Control Consideration	(4,600)		(4,600)
Concluded Enterprise Value Range	165,000	—	170,000

(1) Represents estimated September - December 2005 based on pro-rating FY 2005 projections.

(2) Taxes calculated as follows:

	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009
Adjusted EBIT	$3,520.4	$7,142.5	$12,245.7	$12,425.3	$12,607.6
Less: Interest Expense	(3,241.9)	(5,333.3)	(4,971.4)	(4,971.4)	(4,971.4)
EBT	278.5	1,809.2	7,274.3	7,454.0	7,636.3
Tax @ 34.0%	94.7	615.1	2,473.3	2,534.3	2,596.3

DCF Assumptions

Discount Rate	13.40%
Tax Rate	34.0%

Investor Return	12.20%

Terminal Value Assumptions

Terminal Net Income 2009	$5,039.9
Terminal Multiple	16.25	x
Terminal Value	81,898.9
Less: Equity Investment	(30,000.0)
Value to Current Equity	51,898.9
Discount Period	4.50
Discount Factor	0.57
PV of Terminal Value	29,471.3

Distribution of Value

Period Cash Flow	16.8%
Terminal Cash Flow	83.2%
Total	100.0%

Appendices

Appendices

Detailed Valuation Analyses Synopses of Comparable Public Companies

COMPARABLE PUBLIC COMPANY MULTIPLES

Comparable Public Company Debt-Free Multiples

(figures in thousands)

		EV / EBITDA
	EV	FYE		LTM		NFY		NFY + 1
Central Vermont Pub Serv	$277.2	5.9	x	6.1	x	NA		NA
Florida Public Utilities Co	142.1	8.7	x	7.6	x	NA		NA
Green Mountain Power Corp	269.1	7.5	x	7.3	x	NA		NA
Maine & Maritimes Corp	75.2	5.6	x	6.3	x	NA		NA
Unitil Corp	284.5	7.5	x	7.3	x	NA		NA

Energy East Corp	7,329.1	7.2	x	7.1	x	7.3	x	7.1	x
Northwestern Corp	1,757.7	9.1	x	8.3	x	8.1	x	7.8	x
El Paso Electric Co	1,642.4	7.6	x	7.7	x	8.0	x	7.5	x

Low		5.6	x	6.1	x	7.3	x	7.1	x
High		9.1	x	8.3	x	8.1	x	7.8	x
Median		7.5	x	7.3	x	8.0	x	7.5	x
Mean		7.4	x	7.2	x	7.8	x	7.5	x

		EV / EBIT
	EV	FYE		LTM		NFY		NFY + 1
Central Vermont Pub Serv	$277.2	9.8	x	10.4	x	NA		NA
Florida Public Utilities Co	142.1	13.6	x	11.8	x	NA		NA
Green Mountain Power Cor	269.1	12.3	x	12.1	x	NA		NA
Maine & Maritimes Corp	75.2	9.4	x	12.0	x	NA		NA
Unitil Corp	284.5	14.9	x	14.9	x	NA		NA

Energy East Corp	7,329.1	11.5	x	10.9	x	10.2	x	9.9	x
Northwestern Corp	1,757.7	14.7	x	12.7	x	12.2	x	11.6	x
El Paso Electric Co	1,642.4	13.3	x	13.7	x	NA		NA

Low		9.4	x	10.4	x	10.2	x	9.9	x
High		14.9	x	14.9	x	12.2	x	11.6	x
Median		12.8	x	12.1	x	11.2	x	10.7	x
Mean		12.4	x	12.3	x	11.2	x	10.7	x

Comparable Public Company Leveraged Multiples

(figures in thousands)

		Price / Earnings
	MVE	FYE		LTM		NFY		NFY + 1
Central Vermont Pub Serv	$157.9	10.3	x	11.8	x	NA		NA
Florida Public Utilities Co	86.7	19.6	x	15.9	x	NA		NA
Green Mountain Power Cor	171.7	16.0	x	16.2	x	NA		NA
Maine & Maritimes Corp	30.5	7.3	x	10.1	x	NA		NA
Unitil Corp	145.5	17.3	x	18.1	x	NA		NA

Energy East Corp	3,484.1	14.7	x	14.0	x	13.1	x	12.3	x
Northwestern Corp	982.7	28.0	x	22.6	x	23.3	x	18.0	x
El Paso Electric Co	1,005.6	18.5	x	18.6	x	NA		NA

Low		7.3	x	10.1	x	13.1	x	12.3	x
High		28.0	x	22.6	x	23.3	x	18.0	x
Median		16.6	x	16.0	x	18.2	x	15.2	x
Mean		16.4	x	15.9	x	18.2	x	15.2	x

RISK RANKING ANALYSIS

Size

(Revenue, thousands)

Cap Rock	$78,576
Energy East Corp	$4,956
Nstar	$3,067
Northwestern Corp	$1,100
Central Vermont Pub Serv	$301
Green Mountain Power Corp	$224
Unitil Corp	$217
Florida Public Utilities Co	$118
Maine & Maritimes Corp	$39

Size

(Enterprise Value, thousands)

Energy East Corp	$7,329
Nstar	$5,888
Northwestern Corp	$1,758
Unitil Corp	$284
Central Vermont Pub Serv	$277
Green Mountain Power Corp	$269
Cap Rock	$144
Florida Public Utilities Co	$142
Maine & Maritimes Corp	$75

Historical Growth

(2-Year Revenue)

Northwestern Corp	15.1%
Energy East Corp	12.2%
Florida Public Utilities Co	11.5%
Maine & Maritimes Corp	8.8%
Unitil Corp	6.6%
Cap Rock	5.2%
Nstar	4.8%
Central Vermont Pub Serv	1.3%
Green Mountain Power Corp	-8.7%

Historical Growth

(1-Year Revenue)

Maine & Maritimes Corp	16.8%
Florida Public Utilities Co	7.1%
Energy East Corp	5.4%
Northwestern Corp	2.6%
Nstar	1.5%
Cap Rock	-0.3%
Central Vermont Pub Serv	-1.2%
Unitil Corp	-3.0%
Green Mountain Power Corp	-18.4%

Projected Growth

(1-Year Revenue)

Central Vermont Pub Serv	NA
Florida Public Utilities Co	NA
Green Mountain Power Corp	NA
Maine & Maritimes Corp	NA
Unitil Corp	NA
Energy East Corp	NA
Northwestern Corp	NA
Nstar	NA
Cap Rock	NA

Historical Growth

(2-Year EBITDA)

Florida Public Utilities Co	12.1%
Maine & Maritimes Corp	11.5%
Unitil Corp	8.5%
Cap Rock	8.4%
Energy East Corp	6.7%
Northwestern Corp	5.2%
Nstar	1.5%
Green Mountain Power Corp	-2.0%
Central Vermont Pub Serv	-7.0%

Historical Growth

(1-Year EBITDA)

Northwestern Corp	13.4%
Maine & Maritimes Corp	12.4%
Florida Public Utilities Co	10.5%
Green Mountain Power Corp	1.9%
Nstar	1.5%
Unitil Corp	0.6%
Central Vermont Pub Serv	-4.5%
Energy East Corp	-5.2%
Cap Rock	-6.0%

Projected Growth

(1-Year EBITDA)

Central Vermont Pub Serv	NA
Florida Public Utilities Co	NA
Green Mountain Power Corp	NA
Maine & Maritimes Corp	NA
Unitil Corp	NA
Nstar	NA
Cap Rock	NA
Northwestern Corp	13.1%
Energy East Corp	-1.4%

Projected Growth

(5-Year EPS)

Central Vermont Pub Serv	NA
Florida Public Utilities Co	NA
Green Mountain Power Corp	NA
Maine & Maritimes Corp	NA
Unitil Corp	NA
Energy East Corp	NA
Northwestern Corp	NA
Nstar	NA
Cap Rock	NA

Profitability

(EBIT to Revenue)

Maine & Maritimes Corp	15.9%
Nstar	14.7%
Energy East Corp	13.5%
Northwestern Corp	12.6%
Florida Public Utilities Co	10.2%
Green Mountain Power Corp	9.9%
Central Vermont Pub Serv	8.9%
Unitil Corp	8.8%
Cap Rock	6.9%

Profitability

(EBITDA to Revenue)

Maine & Maritimes Corp	30.5%
Nstar	23.8%
Energy East Corp	20.8%
Northwestern Corp	19.3%
Unitil Corp	17.9%
Cap Rock	17.1%
Green Mountain Power Corp	16.5%
Florida Public Utilities Co	15.8%
Central Vermont Pub Serv	15.1%

Relative Depreciation

(Depreciation to EBITDA)

Cap Rock	59.7%
Unitil Corp	51.2%
Maine & Maritimes Corp	47.8%
Central Vermont Pub Serv	41.1%
Green Mountain Power Corp	39.8%
Nstar	38.3%
Florida Public Utilities Co	35.3%
Energy East Corp	34.9%
Northwestern Corp	34.8%

Internal Investment

(Capital Expenditures to Revenue)

Maine & Maritimes Corp	19.5%
Nstar	11.8%
Florida Public Utilities Co	10.5%
Unitil Corp	10.0%
Green Mountain Power Corp	9.4%
Northwestern Corp	7.4%
Energy East Corp	6.5%
Central Vermont Pub Serv	6.0%
Cap Rock	5.2%

Liquidity

(Current Ratio)

Central Vermont Pub Serv	2.8
Green Mountain Power Corp	2.0
Energy East Corp	1.8
Cap Rock	1.6
Northwestern Corp	1.0
Nstar	0.9
Maine & Maritimes Corp	0.7
Unitil Corp	0.7
Florida Public Utilities Co	0.7

Leverage

(Debt to EV)

Green Mountain Power Corp	36.2%
Florida Public Utilities Co	38.6%
Northwestern Corp	45.5%
Unitil Corp	48.0%
Central Vermont Pub Serv	48.5%
Nstar	50.3%
Energy East Corp	53.9%
Maine & Maritimes Corp	59.4%
Cap Rock	94.4%

OPERATING PERFORMANCE PARAMETERS

(figures in thousands)

	LTM Operating Indications						LTM Margins					2-Y
					Adjusted	Adjusted				Adjusted	Adjusted
		Gross	Adjusted	Adjusted	Cash	Net	Gross	Adjusted	Adjusted	Cash	Net
	Revenue	Profit	EBITDA	EBIT	Flow	Income	Profit	EBITDA	EBIT	Flow	Income	Revenue

Central Vermont Pub Serv	$301	$42	$45	$27	$32	$13	14.0%	15.1%	8.9%	10.6%	4.4%	1.3%

Florida Public Utilities Co	$118	$38	$19	$12	$12	$5	32.5%	15.8%	10.2%	10.2%	4.6%	11.5%

Green Mountain Power Corp	$224	$46	$37	$22	$25	$11	20.6%	16.5%	9.9%	11.3%	4.7%	-8.7%

Maine & Maritimes Corp	$39	$4	$12	$6	$9	$3	9.4%	30.5%	15.9%	22.3%	7.7%	8.8%

Unitil Corp	$217	$48	$39	$19	$28	$8	22.0%	17.9%	8.8%	12.9%	3.7%	6.6%

Energy East Corp	$4,956	$1,722	$1,030	$670	$609	$249	34.8%	20.8%	13.5%	12.3%	5.0%	12.2%

Northwestern Corp	$1,100	$964	$212	$138	$118	$44	87.6%	19.3%	12.6%	10.7%	4.0%	15.1%

Nstar	$3,067	$1,064	$731	$451	$462	$182	34.7%	23.8%	14.7%	15.1%	5.9%	4.8%

Low	$39	$4	$12	$6	$9	$3	9.4%	15.1%	8.8%	10.2%	3.7%	-8.7%
High	$4,956	$1,722	$1,030	$670	$609	$249	87.6%	30.5%	15.9%	22.3%	7.7%	15.1%

Median	$262	$47	$42	$24	$30	$12	27.3%	18.6%	11.4%	11.8%	4.7%	7.7%
Mean	$1,253	$491	$266	$168	$162	$64	31.9%	20.0%	11.8%	13.2%	5.0%	6.5%

Cap Rock	$78,576	$38,180	$13,463	$5,422	$7,124	$(917)	48.6%	17.1%	6.9%	9.1%	-1.2%	5.2%

Footnotes:

* Excluded from the Range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

BALANCE SHEET STATISTICS

(figures in thousands)

									Net		Leverage
	Total	Net Income	Net Income	Current	Quick	Inventory	A/R	A/P	Working	Other	Debt/		Debt/	Debt/	Interest
	Assets	ROA	ROE	Ratio	Ratio	Turnover	Days	Days	Capital	LT Liab/EV	EBITDA		MVE (1)	EV	Coverage (2)

Central Vermont Pub Serv	$534	2.5%	3.4%	2.8	1.4	76.7	21.2	17.2	$35	47.6%	3.0	x	85.1%	48.5%	4.5	x

Florida Public Utilities Co	$169	3.3%	11.0%	0.7	0.5	26.5	28.2	35.1	$(7)	32.9%	2.9	x	63.2%	38.6%	4.6	x

Green Mountain Power Corp	$344	3.1%	10.0%	2.0	1.2	36.6	26.7	27.9	$14	43.0%	2.6	x	56.7%	36.2%	5.6	x

Maine & Maritimes Corp	$150	2.0%	1.1%	0.7	0.5	51.4	58.6	43.1	$4	69.4%	3.7	x	146.3%	59.4%	10.1	x

Unitil Corp	$443	1.8%	8.5%	0.7	0.4	56.5	28.3	30.5	$6	65.9%	3.5	x	93.9%	48.0%	5.7	x

Energy East Corp	$10,832	4.6%	8.8%	1.8	1.3	18.7	52.6	44.6	$432	47.0%	3.8	x	113.3%	53.9%	3.7	x

Northwestern Corp	$2,380	1.8%	523.5%	1.0	0.5	25.1	28.3	30.4	$25	35.7%	3.8	x	81.4%	45.5%	3.3	x

Nstar	$7,354	2.7%	12.7%	0.9	0.4	28.2	44.2	37.1	$370	38.1%	4.1	x	102.2%	50.3%	4.5	x

Low	$150	1.8%	1.1%	0.7	0.4	18.7	21.2	17.2	$(7)	32.9%	2.6	x	56.7%	36.2%	3.3	x
High	$10,832	4.6%	523.5%	2.8	1.4	76.7	58.6	44.6	$432	69.4%	4.1	x	146.3%	59.4%	10.1	x

Median	$488	2.6%	9.4%	1.0	0.5	32.4	28.3	32.8	$19	45.0%	3.6	x	89.5%	48.3%	4.6	x
Mean	$2,776	2.7%	72.4%	1.3	0.8	40.0	36.0	33.2	$110	47.4%	3.4	x	92.8%	47.5%	5.2	x

Cap Rock	$187,388	-0.5%	-2.6%	1.6	1.4	NMF	51.1	69.9	$669	0.0%	10.1	x	568.6%	94.4%	1.9	x

Footnotes:

* Excluded from the Range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

EV - Enterprise Value.

MVE - Market Value of Equity.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

ROA - Return on Assets.

ROE - Return on Equity.

A/R - Accounts Receivable.

A/P - Accounts Payable.

(1) Represents Total Interest-Bearing Debt to Market Value of Equity.

(2) Represents EBITDA to Interest Expense.

SUMMARY OF RECENT UTILITY TRANSACTIONS

Cap Rock Energy Corporation

Recent Utility Transactions

$000,000s

Announce /		EV	Equity	Equity Premium		LTM			EV /				Equity Value /
Close Date	Target / Acquirer	(Trx Price)	Value	5 Day	30 Day	EBIT	EBITDA	Net Income	EBIT		EBITDA		Net Income
5/24/2005	PacifiCorp	$9,571	$5,110	NA	NA	671	1,108	261	14.3	x	8.6	x	19.6	x
Pending	MidAmerican Energy Holdings, Inc.

5/9/2005	Cinergy	13,830	8,979	13.0%	12.9%	730	1,213	402	18.9	x	11.4	x	22.3	x
Pending	Duke

12/20/2004	PSEG	25,972	12,222	19.2%	19.4%	1,947	2,666	798	13.3	x	9.7	x	15.3	x
Pending	Exelon

7/25/2004	TNP Enterprises	1,024	189	NA	NA	88	118	14	11.6	x	8.7	x	13.5	x
6/6/2005	PNM Resources

							Mean		14.5	x	9.6	x	17.7	x
							Median				9.2	x	17.5	x

							Low		11.6	x	8.6	x	13.5	x
							High		18.9	x	11.4	x	22.3	x

CALCULATION OF NOL VALUE

$000s

NOL Balance 6/30/05	$13,434	(1)

	6Mos. 2005P	2006P	2007P	2008P	2009P	2010P	2011P	2012P	2013P	2014P

Estimated Annual EBT (2)	279	724	827	931	1,037	1,058	1,079	1,101	1,123	1,145

NOL Usage	279	724	827	931	1,037	1,058	1,079	1,101	1,123	1,145

B.Bal NOL	13,434	13,156	12,432	11,606	10,674	9,637	8,579	7,499	6,398	5,275
NOL Used / (Built)	279	724	827	931	1,037	1,058	1,079	1,101	1,123	1,145
E. Bal NOL	13,156	12,432	11,606	10,674	9,637	8,579	7,499	6,398	5,275	4,130

NOL Utilized	279	724	827	931	1,037	1,058	1,079	1,101	1,123	1,145
Tax Shield @ 34% Federal Rate	95	246	281	317	353	360	367	374	382	389
Selected Equity Discount Rate	14.50%
Time Factor	0.250	1.000	2.000	3.000	4.000	5.000	6.000	7.000	8.000	9.000
PV	92	215	214	211	205	183	163	145	129	115
NPV	$1,980

(1) As adjusted for tax restatement assuming NewCorp Resources Electric Cooperative, Inc. is taxable since inception in 2002 and will be prospectively. As such, the analysis assumes Cap Rock’s future tax position is consolidated with its wholly-owned NewCorp subsidiary.

(2) 2005 estimated at 6 months (50%) of calculated LTM recurring EBT level (prior to below market interest adjustment). EBT growth thereafter assumed at 2%.

CALCULATION OF NOL VALUE – WITH HYPOTHETICAL RATE INCREASE

$000s

NOL Balance 6/30/05	$13,434	(1)

	6Mos. 2005P		2006P	2007P	2008P	2009P	2010P	2011P	2012P	2013P	2014P

Estimated Annual EBT (2)	279		1,809	7,274	7,454	7,636	7,789	7,945	8,104	8,266	8,431

NOL Usage	279		1,809	7,274	4,072	—	—	—	—	—	—

B.Bal NOL	13,434		13,156	11,347	4,072	—	—	—	—	—	—
NOL Used / (Built)	279		1,809	7,274	4,072	—	—	—	—	—	—
E. Bal NOL	13,156		11,347	4,072	—	—	—	—	—	—	—

NOL Utilized	279		1,809	7,274	4,072	—	—	—	—	—	—
Tax Shield @ 34% Federal Rate	95		615	2,473	1,385	—	—	—	—	—	—
Selected Equity Discount Rate	13.40%
Time Factor	0.250		1.000	2.000	3.000	4.000	5.000	6.000	7.000	8.000	9.000
PV	92		542	1,923	949	—	—	—	—	—	—
NPV	$3,507

(1) As adjusted for tax restatement assuming NewCorp Resources Electric Cooperative, Inc. is taxable since inception in 2002 and will be prospectively. As such, the analysis assumes Cap Rock’s future tax position is consolidated with its wholly-owned NewCorp subsidiary.

(2) 2005 estimated at 6 months (50%) of calculated LTM recurring EBT level (prior to below market interest adjustment). EBT growth thereafter assumed at 2%.

COMPARABLE COMPANY WACC ANALYSIS

(figures in thousands)

					Market			Debt to	Preferred to	Equity to
				Preferred	Value of	Total	Debt to	Total	Total	Total
			Debt	Stock	Equity	Capitalization	Equity	Capitalization	Capitalization	Capitalization
Central Vermont Pub Serv			$134.339	$13.054	$157.947	$305.340	85.1%	44.0%	4.3%	51.7%
Florida Public Utilities Co			$54.806	$0.600	$86.667	$142.073	63.2%	38.6%	0.4%	61.0%
Green Mountain Power Corp			$97.407	$0.000	$171.709	$269.116	56.7%	36.2%	0.0%	63.8%
Maine & Maritimes Corp			$44.666	$0.000	$30.539	$75.205	146.3%	59.4%	0.0%	40.6%
Unitil Corp			$136.661	$2.327	$145.468	$284.456	93.9%	48.0%	0.8%	51.1%

Median			$97.407	$0.600	$145.468	$269.116	85.1%	44.0%	0.4%	51.7%
Mean			$93.576	$3.196	$118.466	$215.238	89.0%	45.2%	1.1%	53.7%

			Decile	Adjusted	Equity	Size
	Levered	Unlevered	Based	Unlevered	Risk	Risk	Cost of	Cost of	Cost of
	Beta	Beta	Beta	Beta	Premium (1)	Premium (1)	Equity	Debt	Preferred	WACC
Central Vermont Pub Serv	0.53	0.34	1.41	0.34	7.2%	6.41%	15.1%	5.7%	6.4%	9.8%
Florida Public Utilities Co	0.37	0.26	1.41	0.26	7.2%	6.41%	13.9%	8.3%	4.8%	10.6%
Green Mountain Power Corp	0.14	0.10	1.41	0.10	7.2%	6.41%	12.3%	7.0%	0.0%	9.5%
Maine & Maritimes Corp	(0.04)	(0.02)	1.41	(0.02)	7.2%	6.41%	11.0%	2.8%	0.0%	5.6%
Unitil Corp	0.12	0.07	1.41	0.07	7.2%	6.41%	12.1%	6.4%	6.7%	8.3%

Median	0.14	0.10	1.41	0.10	7.20%	6.41%	12.3%	6.4%	4.8%	9.5%
Mean	0.22	0.15	1.41	0.15	7.20%	6.41%	12.9%	6.1%	3.6%	8.8%

Footnotes:

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1-Tax Rate) * Debt to Enterprise Value) + (Cost of Equity * Equity to Enterprise Value) + (Cost of Preferred * Preferred to Enterprise Value). Cost of Equity = Risk Free Rate + (Levered Beta * Equity Risk Premium) + Size Risk Premium. Risk-free rate as of November 2, 2005.

(1) Ibbotson Associates, Stocks Bonds Bills and Inflation 2005 Yearbook, pp. 138, 140, and 169.

SUBJECT COMPANY WACC ANALYSIS

Market Assumptions

20-Year Treasury Bond Yield	4.9%
Equity Risk Premium (1)	7.20%
Size Risk Premium (1)	6.41%
Company Specific Risk Premium	0.00%
Tax Rate	34.0%

Beta Assumptions

Company Specific Decile Beta	1.41
Selected Adjusted Unlevered Beta	0.15
Levered Beta	0.45

Capital Structure Assumptions

Preferred to Enterprise Value	0.0%
Debt to Enterprise Value	75.0%
Equity to Enterprise Value	25.0%
Cost of Debt	6.4%
Cost of Preferred	4.8%
Cost of Equity	14.5%

Concluded Weighted Average Cost of Capital	6.8%

Concluded Cost of Equity	14.5%

SUBJECT COMPANY WACC ANALYSIS – WITH HYPOTHETICAL RATE INCREASE

Market Assumptions

20-Year Treasury Bond Yield	4.9%
Equity Risk Premium (1)	7.20%
Size Risk Premium (1)	6.41%
Company Specific Risk Premium	0.00%
Tax Rate	34.0%

Beta Assumptions

Company Specific Decile Beta	1.41
Selected Adjusted Unlevered Beta	0.15
Levered Beta	0.30

Capital Structure Assumptions

Preferred to Enterprise Value	0.0%
Debt to Enterprise Value	60.0%
Equity to Enterprise Value	40.0%
Cost of Debt	6.4%
Cost of Preferred	4.8%
Cost of Equity	13.4%

Concluded Weighted Average Cost of Capital	7.9%

Concluded Cost of Equity	13.4%

Appendices

Detailed Valuation Analyses Synopses of Comparable Public Companies

Synopses of Comparable Public Companies

CENTRAL VERMONT PUBLIC SERVICE CORP.

Central Vermont Public Service Corp. supplies electricity to customers in nearly three quarters of Vermont’s towns, villages and cities. The company is Vermont’s largest electric utility, serving some 149,000 customers statewide. The company also furnishes electricity to one municipal utility, one rural cooperative and one private utility.

The company has a diversified customer mix. In 2004, residential customers accounted for 47 percent of total revenues, commercial customers 39 percent, industrial customers 13 percent and other retail customers 1 percent.

FLORIDA PUBLIC UTILITIES CO.

Florida Public Utilities Co., regulated by the Florida Public Service Commission, provides natural and propane gas service and electric service to consumers in Florida. The company is organized into two regulated business segments: natural gas and electric and one non-regulated business segment, propane gas.

As of December 31, 2003, the company comprised five divisions. The South Florida division served natural gas to 30,654 customers and propane gas to 6,172 customers; the Central Florida division served natural gas to 16,886 customers and propane gas to 2,617 customers; the Northwest Florida division provided electricity to 12,598 customers; the Northeast Florida division served electric to 14,444 customers, and propane gas to 1,394 customers; and the Nature Coast division which served propane gas to 2,230 customers.

GREEN MOUNTAIN POWER CORP.

Green Mountain Power Corp. is a public utility operating company engaged in supplying electrical energy in Vermont in a service territory with approximately one quarter of the state’s population. As of March 2005, the company served approximately 90,000 customers.

The company’s sources of revenue in 2004 were as follows: 33.4 percent from residential customers; 33.2 percent from small commercial and industrial customers; 21.7 percent from large commercial and industrial customers; 9.9 percent from sales to other utilities; and 1.8 percent from other sources.

MAINE & MARITIMES CORP.

Maine & Maritimes Corp., holding company for Maine Public Service Co., engages in the transmission and distribution of electric energy to retail customers in all of Aroostook County and a small portion of Penobscot County in northern Maine.

The company provides transmission services to former wholesale energy customers and transmission and distribution services to retail customers in the service territory. As of December 31, 2004, geographically, the service territory is approximately 120 miles long and 30 miles wide, with a population of approximately 72,000.

As of December 31, 2004, Maine Public Service had approximately 380 circuit miles of transmission lines and owned approximately 1,767 miles of distribution lines, all in Aroostook County and a portion of Penobscot County in northern Maine.

UNITIL CORP.

Unitil Corp. sells and distributes electricity and related services in several cities and towns in the seacoast and capital city areas of New Hampshire, and both electricity and gas and related services in north central Massachusetts, through its two wholly owned retail distribution utility subsidiaries, Unitil Energy Systems, Inc. (UES) and Fitchburg Gas & Electric Light Co. (FG&E). The company’s wholesale electric power utility subsidiary, Unitil Power Corp., provides all the electric power supply requirements to UES for resale at retail.

UES is engaged principally in the retail distribution and sale of electricity to approximately 70,300 customers in New Hampshire in the cities of Concord, Exeter and Hampton, as well as 12 towns surrounding Concord and all or part of 16 towns in the southeastern and seacoast regions of New Hampshire, including the towns of Hampton, Exeter, Atkinson and Plaistow.

FG&E is engaged principally in the retail distribution and sale of both electricity and natural gas in the City of Fitchburg and several surrounding communities. FG&E’s service area encompasses approximately 170 square miles in north central Massachusetts.

ENERGY EAST CORP.

Energy East Corp. is a super-regional energy services and delivery company serving, as of Dec. 31, 2004, approximately 1.8 million electricity customers and 900,000 natural gas customers in upstate New York and New England. The company operates through its main subsidiaries, Central Maine Power Co. (CMP) and New York State Electric & Gas Corp. (NYSEG). The percentage of Energy East’s operating revenues derived from electricity deliveries was 58 percent in 2004. The percentage of the company’s operating revenues derived from natural gas deliveries was 33 percent in 2004.

CMP’s principal business consists of its regulated electricity transmission and distribution operations in southern and central Maine.

NYSEG’s principal business consists of its regulated electricity transmission and distribution operations and its regulated natural gas transportation, storage and distribution operations in upstate New York. Energy East Corp. (continued)

NORTHWESTERN CORP.

NorthWestern Corp. is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.

The company operates a regulated electric utility business in Montana. Its Montana electric utility business consists of an extensive electric transmission and distribution network. Its Montana service territory covers approximately 107,600 square miles, representing about 73 percent of Montana’s land area, as of December 31, 2003, and includes about 786,000 people according to the 2000 census.

NSTAR

NSTAR, a public utility holding company, engages primarily in the transmission and distribution of energy. The company’s principal operating segments are the electric and natural gas utility operations that provide energy delivery services in 107 cities and towns in Massachusetts, and its unregulated operations.

The company’s retail utility subsidiaries are Boston Edison Company, Commonwealth Electric Company, Cambridge Electric Light Company and NSTAR Gas Company. Its wholesale electric subsidiary is Canal Electric Company. The company’s three retail electric companies operate under the brand name NSTAR Electric. NSTAR’s non-utility, unregulated operations include district energy operations, telecommunications operations and a liquefied natural gas service company. Utility operations accounted for approximately 96 percent of consolidated operating revenues in 2004, 2003 and 2002.